Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avangrid, Inc.:

We consent to the use of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Avangrid, Inc. as of December 31, 2018 and 2017, and the related consolidated financial statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (and financial statement schedule I) (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
May 6, 2019